Exhibit 10.14



                                 PROMISSORY NOTE
                               DUE March __, 2004
                             (120 days from funding)

November __, 2003                                                  $4,750,000.00

     In consideration of $4,750,000.00 received today, Pure Bioscience, (the Promissor) promises to pay to Data Recovery Continuum, Inc., the holder hereof and his successors and assigns (the "Holder"), the principal sum of Four Million, Seven Hundred Fifty Thousand and no/100 United States Dollars ($4,750,000.00) on or before March __, 2004 (the "Maturity Date"). This Note is subject to the following provisions:

     1. Interest. The Note shall accrue interest at the rate of 10% per annum to and through the Maturity Date. In the event the Note is not repaid on or before the Maturity Date, the Note shall accrue interest from the Maturity Date at the rate of 12% per annum.

     2. Collateral. Repayment of the principal and interest (if any) shall be secured by all of the Promissor's right, title and interest to 1,000 shares of the common stock of Innovative Medical Services, Inc., a Nevada corporation registered in the name of the Promissor, and by all of the Promissor's right, title and interest to that certain Promissory Note and Deed of Trust dated _________, attached hereto as Exhibit A, (the Collateral). The Collateral shall be held in pledge in accordance with the terms of this Agreement as security for the payment and performance of all of the Promissor's obligations under this Note. The Collateral shall be subject to the following provisions:

          a. Delivery of Title. The Promissor shall deliver the collateral to the Escrow Agent of that Agreement for the Purchase and Sale of Assets dated November __ 2003 attached hereto as Exhibit B upon execution of this Promissory Note.

          b. Security Interest. Promissor hereby grants to Holder a possessory lien and a security interest in the Collateral pursuant to the Uniform Commercial Code as in effect in the State of California from time to time (the "UCC") for the security purposes hereinabove stated. Promissor covenants and agrees that it will maintain and preserve the lien of the pledge hereunder as a first lien on the Collateral, and the interest of Holder therein, against the claims and demands of all persons who may claim the same.

          c. Rights in Collateral. Subject to the actual exercise by Holder of its right in respect of the Collateral as permitted by the terms of this Note, Holder shall have and may exercise all rights of a pledgee with respect to the Collateral, provided, however, that Holder may not register the Collateral in his name or in the name of his nominee or nominees, as pledgee, unless the Collateral is foreclosed upon as set forth herein.

     3. Representation and Warranties. Promissor hereby makes the following representations and warranties with respect to the Collateral, all of which shall survive so long as Promissor has any remaining obligation pursuant to this Promissory Note.

          a. Title. Promissor's title and interest in the Collateral is fully paid and non-assessable, free and clear of all liens, charges and encumbrances whatsoever, and full power and lawful authority to pledge the same hereunder, free and clear of any other pledge, assignment, lien, charge or encumbrance.

          b. Encumbrances. The Collateral is not subject to any prohibition against encumbering, pledging, hypothecating or assigning the same or requires notice or consent in connection therewith.
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          c. Authority. Promissor has full power and authority to execute, deliver and perform their obligations under this Promissory Note and to pledge the collateral in accordance with the terms hereof This Promissory Note has been duly executed and delivered by Promissor and constitutes the legal, valid and binding agreement of Promissor.

          d. Lien. This Promissory Note creates a valid first lien and perfected security interest in the Collateral.

     4. Defense of Claims. Promissor hereby covenants and agrees to defend Holder's right, title and security interest in and to the collateral against the claims of any person, firm, corporation or other entity.

     5. Remedies on Default. In the event that Promissor fails to pay the Note upon the Maturity Date, Holder shall have the right to foreclose upon the Collateral and dispose of same in accordance with the provisions of the Uniform Commercial Code then in effect and the terms of this Section 5. Note Holder shall provide Promissor 5 days notice of its election to foreclose and Promissor shall have the opportunity to cure such default during such period. The obligations of Promissor under the Note shall be reduced by the accountable sales proceeds from the sale of the Collateral and the Holder shall full recourse against the Promissor for any deficiency thereof.

     6. Waiver of Demand, Presentment, Etc. The Promissor hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

     7. Attorney's Fees. The Promissor agrees to pay all costs and expenses, including without limitation reasonable attorney's fees, which may be incurred by the Holder in collecting any amount due under this Note or in enforcing any of Holder's conversion rights as described herein.

     8. Entire Agreement. This Note constitute the full and entire understanding between the Promissor and the Holder with respect to the subject matter hereof and thereof. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Promissor and the Holder.

     9 Governing Law. This Note shall be governed by and construed in accordance with the laws of the state of California without giving effect to applicable principles of conflict of law. Jurisdiction for any dispute shall be the State and Federal courts in and for San Diego, California.

IN WITNESS WHEREOF, the Promissor has caused this instrument to be duly executed by an officer thereunto duly authorized, all as of the date first hereinabove written.

PROMISSOR

PURE BIOSCIENCE


By:    /s/ Michael L. Krall
       ---------------------------
       Michael L. Krall, President

Date:
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